Exhibit 4.4

July 27, 2009

Capital Ventures International

c/o Heights Capital Management, Inc.

101 California Street, Suite 3250

San Francisco, CA 94111

Attn: Martin Kobinger

Fax: 415-403-6525

Re:	Amendment to Warrant Exchange Agreement

Ladies and Gentlemen:

This Letter Agreement constitutes an amendment to the Warrant Exchange Agreement (together with all Exhibits and Schedules thereto, the “Exchange Agreement”), dated as of May 17, 2009, by and among Cell Genesys, Inc., a Delaware corporation and Capital Ventures International. Capitalized terms used herein without definition shall have the same meaning herein as set forth in the Exchange Agreement.

Effective as of the date of the counterpart signature below, Exchange Agreement is amended as follows:

1.	Section 3(a). The third sentence of Section 3(a) of the Exchange Agreement is hereby deleted in its entirety and the following sentence is hereby inserted in lieu thereof:

“Any Put Notice provided by the Holder shall provide for the exchange of not less than the lesser of (x) 100,000 shares of the Company’s Common Stock then underlying the Remainder Warrant and (y) all shares of the Company’s Common Stock then underlying the Remainder Warrant then outstanding, at any one time.”

Except as otherwise amended herein, the Exchange Agreement shall remain in full force and effect pursuant to the terms and conditions set forth therein.

This Letter Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

If you are in agreement with the foregoing, please sign the counterpart of this Letter Agreement.

This Letter Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Very truly yours,

CELL GENESYS, Inc.

By:	/s/ STEPHEN A. SHERWIN, M.D.
Name:	Stephen A. Sherwin
Title:	Chairman and CEO

AGREED AND ACCEPTED as of 27th day of July, 2009 CAPITAL VENTURES INTERNATIONAL

By:	/s/ MARTIN KOBINGER
Name:	Martin Kobinger
Title:	Investment Manager